Exhibit 4.1

KBW, INC.

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

EXHIBIT A           STOCKHOLDERS

EXHIBIT B            NON-COMPETITION/NON-SOLICITATION AGREEMENT

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement, dated as of October 30, 2006, among KBW, Inc., a Delaware corporation (the “Company”), and the persons listed on Exhibit A hereto, each of whom holds a title as an employee at or above the level of “Principal” as of the date hereof (individually, a “Stockholder” and collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, the Company expects to effect, promptly after the date hereof, the initial public offering of the shares of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to a registration statement filed with the Securities and Exchange Commission (the “IPO”, and the date on which the IPO is consummated, the “Effective Time”);

WHEREAS, in order to ensure harmonious relationships among themselves with respect to the conduct of the business and affairs of the Company, the Stockholders desire to enter into certain agreements with respect to the disposition of their Common Stock and various other matters;

NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall have the following meanings:

(a)           The term “Board of Directors” shall mean the Board of Directors of the Company, or any committee of such Board of Directors to the extent expressly authorized by the Board of Directors to exercise the powers of the Board of Directors under this Agreement.

(b)           The term “Cause” shall have the meaning accorded such term in the KBW, Inc. 2006 Equity Incentive Plan, filed by the Company with the Securities and Exchange Commission on September 28, 2006 as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as such plan may be amended from time to time.

(c)           The term “Change of Control” shall have the meaning accorded such term in the KBW, Inc. 2006 Equity Incentive Plan, filed by the Company with the Securities and Exchange Commission on September 28, 2006 as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as such plan may be amended from time to time.

(d)           The term “Charitable Organization” shall mean a private foundation or a charitable, civic, educational or other similar not-for-profit corporation or organization which (in each case) qualifies under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

(e)           The term “Common Shares” shall mean any shares of Common Stock held by a Stockholder on or prior to the Effective Time and any shares of stock into which such Common Shares may be converted or exchanged pursuant to a merger, reorganization or consolidation, or any shares of stock paid out as a dividend in respect of such common shares (such as pursuant to a spinoff, stock split or otherwise).

(f)            The term “Current Stockholders Agreement” shall mean the Amended and Restated Stockholders’ Agreement, dated as of August 1, 2005, among the Company and the Stockholders.

(g)           The term “Disability” shall mean disability as that term is defined under the Company’s long-term disability plan in effect at the date of such determination, or any other plan or definition designated by the Board of Directors for the purpose of this provision.

(h)           The term “Disposition,” when used in reference to shares of stock, shall mean any sale, assignment, transfer, pledge, mortgage, encumbrance, or other disposition, directly or indirectly, whether or not for value, and whether or not voluntarily, of any Common Shares, other than by will or intestacy.

(i)            The term “employee” shall mean any person employed by the Company and/or any Subsidiary who receives regular and stated compensation other than a pension, retainer or compensation in the nature of a consulting fee.

(j)            The term “Fair Market Value” shall mean, as of any date, the average of the daily closing prices for a Common Share on the New York Stock Exchange for the 20 consecutive business days (or, if such trading has commenced less than 20 business days prior to the date in question, the actual number of business days elapsed since the commencement of such trading) before the date in question.

(k)           The term “own,” when used in reference to shares of stock, shall mean any shares owned of record or beneficially.

(l)            The term “Retirement” shall mean the termination of employment with the Company or any Subsidiary of any Stockholder who has both (a)(i) reached the age of 60 or older, or (ii) served as an employee for a sufficient number of years that the sum of such Stockholder’s age and the number of years served by such Stockholder as an employee is equal to or greater than 65, and (b) entered into the two-year Non-competition/Non-solicitation agreement with the Company in the form set forth on Exhibit B hereto (the “Non-competition/Non-solicitation Agreement”).

(m)          The term “Subsidiary” or “Subsidiaries” shall mean any corporation(s) or other entity of which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, other ownership interests, contract or otherwise, to elect at least a majority of the members of such entity’s board of directors or other persons performing similar functions.

ARTICLE II

LIMITATIONS ON TRANSFER OF SHARES

Section 2.1.            General  Each Stockholder agrees that, in addition to any restrictions imposed by law, no Stockholder shall make a Disposition of any Common Shares owned by such Stockholder, except as expressly permitted by and in accordance with the terms of this Agreement and the terms of the lock-up agreement entered into between such Stockholder and the underwriters in connection with the IPO.

Section 2.2.            Disposition of Common Shares.  Except as otherwise specifically provided in this Agreement:

(a)           No Stockholder may make any Disposition of his Common Shares prior to the second anniversary of the Effective Time;

(b)           On or after the second anniversary of the Effective Time and prior to the third anniversary of the Effective Time, such Stockholder may make one or more Dispositions of his Common Shares representing, in the aggregate, up to 25% (measured as of the Effective Time) of such Stockholder’s Common Shares.

(c)           On or after the third anniversary of the Effective Time and prior to the fourth anniversary of the Effective Time, in addition to any Dispositions permitted by subparagraph (b) of this Section 2.2, such Stockholder may make one or more Dispositions of his Common Shares representing, in the aggregate, up to an additional 25% (measured as of the Effective Time) of such Stockholder’s Common Shares.

(d)           On or after the fourth anniversary of the Effective Time and prior to the fifth anniversary of the Effective Time, in addition to any Dispositions permitted by subparagraphs (b) and (c) of this Section 2.2, such Stockholder may make one or more Dispositions of his Common Shares representing, in the aggregate, up to an additional 25% (measured as of the Effective Time) of such Stockholder’s Common Shares.

On or after the fifth anniversary of the Effective Time, such Stockholder may make Dispositions of his Common Shares free from any restrictions set forth in this Agreement.

Section 2.3.            Disposition of Common Shares Upon Retirement.  Notwithstanding any other provisions of this Agreement, any Stockholder who terminates his employment and such termination constitutes a Retirement, may, from and after the later of the date of such Retirement and the second anniversary of the Effective Date, make Dispositions of Common Shares free from the restrictions set forth in Section 2.2 of this Agreement.

Section 2.4.            Disposition of Common Shares Upon Death or Disability.  Notwithstanding any other provisions of this Agreement, any Stockholder who ceases to be an employee by reason of Disability, or, in the event of the death of a Stockholder, the estate of such deceased Stockholder, shall have the right from and after the date such Stockholder ceases to be an employee or the date of death, as the case may be, to make Dispositions of Common Shares free from the restrictions set forth in Section 2.2 of this Agreement.

Section 2.5.            Disposition of Shares Upon Termination of Employment without Cause.  Notwithstanding any other provisions of this Agreement, any Stockholder whose employment is terminated by the Company without Cause shall have the right from and after the date of such termination to make Dispositions of Common Shares free from the restrictions set forth in Section 2.2 of this Agreement

Section 2.6.            Disposition of Common Shares by Gift or Charitable Donation.  Notwithstanding any other provisions of this Agreement, a Stockholder may make a Disposition of Common Shares at any time (i) to a Family Member or a Family Affiliate who agrees in writing to be bound by all the terms of this Agreement as though such person or entity were a Stockholder; or (ii) to any Charitable Organization; provided, that any such Dispositions to Charitable Organizations exempt from restrictions on transfer by virtue of this Section 2.6 shall be limited to an aggregate of $150,000 (as measured by the closing market price on the New York Stock Exchange of the Common Shares on the date of such Disposition(s)) by any Stockholder during each of the first two annual periods following the date hereof.

For purposes of this Section 2.5, the following words shall have the following meanings:

(a)           The term “Family Member” shall mean, with respect to a Stockholder, the spouse and each parent, child (including an adopted child), grandchild, sibling, niece and nephew of such Stockholder.

(b)           The term “Family Affiliate” shall mean, with respect to a Stockholder, each trust, corporation, limited liability company, partnership or other entity for the benefit of or controlled solely by, either directly or indirectly, such Stockholder or his spouse and one or more Family Members, provided that if any trust, corporation, limited liability company or partnership shall cease to be so controlled, it shall cease to be a Family Affiliate for all purposes of this Agreement.

Section 2.7.            Change of Control.  Notwithstanding any other provisions of this Agreement, the restrictions set forth in Section 2.2 shall terminate automatically upon a Change of Control.

Section 2.8.            Disposition of Common Shares with the Consent of Board of Directors.  Notwithstanding any other provisions of this Agreement, a Stockholder may make a Disposition of Common Shares of any amount at any time with the prior written consent of the Board of Directors.

Section 2.9.            Compliance with Law and Regulations.  Each Stockholder agrees that any Disposition of Common Shares by such Stockholder shall be in compliance with any applicable constitution, rule or regulation of, or any applicable policy of, the National Association of Securities Dealers, Inc., any of the exchanges or associations or other institutions with which the Company or any of its Subsidiaries has membership privileges or other privileges, and any applicable law, rule or regulation of the Commission or any other governmental agency having jurisdiction.

Section 2.10.          Legend on Certificates; Entry of Stop Transfer Orders.

(a)           Each Stockholder agrees that each outstanding certificate representing any Common Shares which are subject to this Agreement shall bear an endorsement noted conspicuously on each such certificate reading substantially as follows:

“The securities represented by this certificate were issued without registration under the Securities Act of 1933.  No transfer of such securities may be made without an opinion of counsel, satisfactory to the Company, that such transfer may properly be made without registration under the Securities Act of 1933 or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

The securities represented by this certificate are subject to the provisions of an agreement dated as of ________, 2006 among the Company and certain persons named in Exhibit A to such agreement, a copy of which is on file at the principal executive office of the Company, and such securities may be sold, assigned, pledged or otherwise transferred only in accordance with such agreement.”

(b)           Each Stockholder agrees to the entry of stop transfer orders against the transfer of legended certificates representing Common Shares except in compliance with this Agreement.

ARTICLE III

STOCKHOLDER COVENANTS

Section 3.1.            Noncompetition.

(a)           In view of each Stockholder’s importance to the Company, each Stockholder hereby agrees that the Company would likely suffer significant harm from such Stockholder’s competing with the Company during such Stockholder’s Employment Period and for some period of time thereafter.  Accordingly, each Stockholder hereby agrees that such Stockholder will not, without the written consent of the Company, during the Employment Period and the Coverage Period:

(i)    form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(ii)   associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity

(1)           which is similar or substantially related to any activity in which such Stockholder was engaged, in whole or in part, at the Company,
(2)           for which such Stockholder had direct or indirect managerial or supervisory responsibility at the Company, or
(3)           which calls for the application of the same or similar specialized knowledge or skills as those utilized by such Stockholder in such Stockholder’s activities at the Company, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Company or the Competitive Enterprise.

(b)           For purposes of the Stockholder Covenants, a “Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in financial services such as investment banking, public or private finance, financial advisory services, private investing (for anyone other than such Stockholder and members of such Stockholder’s family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

(c)           For purposes of the Stockholder Covenants, the term “Coverage Period” means the period beginning on, and including, the Date of Termination, and ending on the date that is ninety (90) days following the Date of Termination.

(d)           For purposes of the Stockholder Covenants, the term “Date of Termination” means (i) in the case of a termination of employment by a Stockholder, the date that is ten (10) business days after the delivery of written notice of such Stockholder’s termination, or such earlier date as may be determined by the Company in its sole discretion, and (ii) in the case of a termination of employment by the Company, the date on which written notice is delivered by the Company to such Stockholder (unless the Company in its sole discretion specifies another date of termination in such notice).

(e)           For purposes of the Stockholder Covenants, with respect to any particular Stockholder, the term “Employment Period” means the period beginning on the date hereof and ending on the Date of Termination.

Section 3.2.            Nonsolicitation of Clients.

(a)           Each Stockholder hereby agrees that during the Employment Period and the Coverage Period, such Stockholder will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and a Client.

(b)           For purposes of the Stockholder Covenants, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(c)           For purposes of the Stockholder Covenants, the term “Client” means any client or prospective client of the Company to whom such Stockholder provided services, or for whom such Stockholder transacted business, or whose identity became known to such Stockholder in connection with such Stockholder’s relationship with or employment by the Company.

Section 3.3.            Nonsolicitation of Employees.  Each Stockholder hereby agrees that during the Employment Period and the Coverage Period, such Stockholder will not, in any manner, directly or indirectly, Solicit any person who is an Employee (or was an employee of KBW at any time during the six-month period prior to any such solicitation) to resign from the Company or to apply for or accept employment with any Competitive Enterprise.

Section 3.4.            Transfer of Client Relationships.  During the Coverage Period, each Stockholder hereby agrees to take all actions and do all such things as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill, and business relationships with any of the Company’s Clients with whom such Stockholder worked during the term of such Stockholder’s employment.

Section 3.5.            Prior Notice Required.  Each Stockholder hereby agrees that prior to accepting employment with any other person or entity during the Employment Period or the Coverage Period, such Stockholder will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

Section 3.6.            Stockholder Covenants Generally.

(a)           Each Stockholder’s covenants as set forth in this Article III are from time to time referred to herein as the “Stockholder Covenants.”  If any of the Stockholder Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Stockholder Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Stockholder Covenants shall not be affected thereby; provided, however, that if any of the Stockholder Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Stockholder Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b)           Each Stockholder understands that the Stockholder Covenants may limit such Stockholder’s ability to earn a livelihood in a business similar to the business of the Company.

(c)           Each Stockholder acknowledges that a violation on such Stockholder’s part of any of the Stockholder Covenants would cause irreparable damage to the Company.  Accordingly, each Stockholder agrees that the Company will be entitled to injunctive relief for any actual or threatened violation of any of the Stockholder Covenants in addition to any other remedies it may have.

Section 3.7.            Damages.

(a)           Each Stockholder acknowledges that such Stockholder’s compliance with the Stockholder Covenants is an important factor to the continued success of the Company’s operations and its future prospects.  Each Stockholder and the Company agree that if at any time such Stockholder were to breach any of the Stockholder Covenants, the damages to the Company would be material, but that the amount of such damages would be uncertain and not readily ascertainable.  Accordingly, each Stockholder and the Company agree that if such Stockholder breaches any of the Stockholder Covenants at any time, such Stockholder shall forfeit to the Company that number of his or her Common Shares that remain subject to the restrictions on Disposition under Section 2.2 of this Agreement at such time (it being understood that, for purposes of this Section 3.7, any Dispositions otherwise permitted under Section 2.2 at such time shall be prohibited with respect to the Stockholder) with a Fair Market Value at such time equal to the dollar amount (the “Liquidated Damages”) by which the Fair Market Value of all of the Common Shares held by the Stockholder at the time of such breach exceeds the original purchase price for such shares by the Stockholder.

(b)           Each Stockholder and the Company agree that the Liquidated Damages are reasonable in proportion to the probable damages likely to be sustained by the Company if such Stockholder breaches at any time any of the Stockholder Covenants, that the amount of actual damages to be sustained by the Company in the event of such breach is incapable of precise estimation and that such forfeiture is not intended to constitute a penalty or punitive damages for any purposes.  The forfeiture by such Stockholder of his or her Common Shares will not be construed as a release or waiver by the Company of the right to prevent the continuation of any such violation of such Stockholder Covenants in equity (including injunctive relief) or otherwise.

(c)           Each Stockholder acknowledges and agrees that the Liquidated Damages pursuant to this Section 3.7 shall be in addition to, and not in lieu of, any required forfeitures of awards that may be granted to such Stockholder in the future under one or more of the Company’s compensation and benefit plans.

Section 3.8.            Retirement-Eligible Stockholders; Employment Agreements.  In the case of any Stockholder whose termination of employment constitutes a Retirement, or any Stockholder who is party to an employment agreement with the Company or any of its Subsidiaries, to the extent any provisions of such Stockholder’s Non-competition/Non-Solicitation Agreement or employment agreement (as applicable, an “Other Agreement”) relate to the subject matter of this Article III and conflict with the provisions of this Article III in any respect (including without limitation as to time periods or restricted activities), the relevant provisions of the Other Agreement shall control.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Section 4.1.            Each Stockholder severally represents and warrants for himself to the Company and to each other Stockholder that:

(a)           At the Effective Time, such Stockholder has good and marketable title to the Common Shares, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement or pursuant to the Current Stockholders Agreement;

(b)           This Agreement has been duly authorized, executed and delivered by such Stockholder or by his attorney-in-fact on behalf of such Stockholder and constitutes a valid and binding obligation of such Stockholder;

(c)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach by such Stockholder of, or constitute a default by such Stockholder under, any agreement or instrument to which such Stockholder is a party or by which such Stockholder or his property may be bound, or any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over such Stockholder or his property; and

(d)           Such Stockholder has acquired his Common Shares for his own account and not with a view to the sale or distribution thereof.

ARTICLE V

MISCELLANEOUS

Section 5.1.            Term of the Agreement; Termination of Current Stockholders Agreement.

(a)           Except as provided in Section 5.4 and this Section, the term of this Agreement shall continue with respect to any Stockholder party hereto, until such time as such party no longer has any rights or obligations hereunder, and, with respect to the Company, until such time as there is no longer any Stockholder who continues to be a party hereto.

(b)           Unless this Agreement is earlier terminated pursuant to this Section 5.1 hereof, a signatory to this Agreement shall be bound by its terms until the later of (i) such time as such signatory is no longer subject to the provisions of Article III of this Agreement and (ii) such time as all Common Shares owned by such signatory are free of the provisions of Article II of this Agreement.  This Agreement may be terminated prior to the time specified in Section 5.1(a) by written agreement of the Company and the holders of a majority of the Common Shares then subject to this Agreement.

(c)           This Agreement shall be effective as of the Effective Time, and as of such time the Current Stockholders Agreement shall be terminated and be of no further force and effect.  For the avoidance of doubt, upon the Effective Time this Agreement shall embody the entire understanding of the parties hereto, and shall supersede in all respects (including, without limitation, any provisions relating to redemption or repurchase by the Company of its Common Shares) all prior agreements entered into by the Company or its Subsidiaries relating to the subject matter of this Agreement.

Section 5.2.            Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 5.3.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

Section 5.4.            Representatives, Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns; provided, however, that a Stockholder may not assign this Agreement or any of his rights hereunder without the consent of the Company and any assignment without such consent by a Stockholder shall be void.  Each Stockholder shall use his best efforts to cause each Family Affiliate and Family Member of such Stockholder to comply with the terms and provisions of this Agreement, which obligations shall be in addition to the conditions of any permitted Disposition to such entities provided in Section 2.5 hereof.

Section 5.5.            Further Assurances.  Each Stockholder agrees to execute such additional documents and take such further action as may be reasonably necessary to effect the provisions of this Agreement.

Section 5.6.            Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.7.            Amendments; Waivers.

(a)           This Agreement may not be amended, modified, revoked or changed unless such modification is approved by the Company and the Board of Directors.

(b)           The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same.  No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

Section 5.8.            Submission to Jurisdiction; Waiver of Immunity.  Each Stockholder for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against such Stockholder arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the State of Delaware, (b) submits itself to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Delaware for purposes of any such action, suit or proceeding, (c) waives any objection, and agrees not to assert as a defense in any such action, suit or proceeding, that (i) it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts, (ii) the venue thereof may not be appropriate and (ii) the internal laws of the State of Delaware do not govern the validity, interpretation or effect of this Agreement, (d) waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any state or federal court in the State of Delaware, and (e) waives any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.

Section 5.9.            Specific Performance.  Each of the parties hereto acknowledges that it will be impossible to measure in money the damage to the Company or the Stockholders if any party hereto fails to comply with the provisions of this Agreement and each party hereto agrees that in the event of any such failure, neither the Company nor any Stockholder will have an adequate remedy at law.  Therefore, the Company and each Stockholder, in addition to all of the other remedies which may be available at law or in equity, shall have the right to equitable relief, including, without limitation, the right to enforce specifically the provisions of this Agreement and to obtain injunctive relief against any violation thereof or otherwise.

Section 5.10.          Notices.  All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail or overnight courier, telexed or telecommunicated, sent by telegram, or delivered to a Stockholder at such Stockholder’s address as reflected in the books and records of the Company or otherwise to such Stockholder at his principal place of employment with the Company, or in the case of the Company, to it at the following address:

KBW, Inc.
787 Seventh Avenue
New York, NY 10019
Attention:  General Counsel

The parties may change their respective addresses for purposes of notices hereunder by giving notice of such change to all other parties in the manner provided in this Section.

Section 5.11.          Gender.  For the purposes of this Agreement, the words “he”, “his” or “himself” shall be interpreted to include the masculine, feminine and corporate or trust form.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

KBW, INC.

By	/s/ MITCHELL B. KLEINMAN

EXHIBIT A

STOCKHOLDERS

Name of Stockholder	Signature
ANDERSON, SCOTT R.
AX, ROBERT
BANG, J. PETER J.
BEEBE, JOSEPH
BELL, ROBIN P.
BELL, ROBIN P. FAMILY TRUST
BERRY, JOSEPH J. GIFT FUND
BERRY, JOSEPH S.
BESHLIAN, MAURICE
BIRD, JULIAN
BJORKEDAL, NIKOLAI H.
BROWNE JR, DANIEL
BUCKLEY, RICHARD
BUCKLEY, THOMAS
CAFFREY, BERNARD
CAHILL, JAMES
CAHILL, JAMES W 2006 GRAT
CAHILL, JAMES TRUST (KATHLEEN)
CAHILL, JAMES TRUST (KERRY)
CAHILL, JAMES TRUST (CHRISTOPHER)
CANNON, FREDERICK
CARSTATER, KENT D.
CHENG, JILL
CIQUERA, JAMES
COATS, E. CRAIG
CROWLEY, CHARLES A.
CURRAN, DENNIS

DALENA, JOHN J.
DANIEL, PETER
DAY, JACQUELINE
DE ALMEIDA, JR., ALBERT A.
DELSON, DONALD W.
DERISO, WILLIAM
DIANTONIO, ALBERT
DILASCIA,DARYLE A.
DISCLAIMER TRUST (JOSEPH J. BERRY)
DUFFY, JOHN G.
DUFFY, JOHN G. 2006 GRAT
DUFFY, JOHN TRUST (BRIAN)
DUFFY, JOHN TRUST (KEVIN)
DUFFY, JOHN TRUST (KARA)
DUFFY, JOHN TRUST (CAITLIN)
DUNN, GEOFFERY
ECCLES-WILLIAMS, MARK
EKERT, THOMAS
EVANS, JEFFREY
FINK, JOSEPHINE A.
FLOYD, DANIEL
FURBISH, BRIAN M.
GALLANT, CLIFFORD H.
GHARI, CHRISTOPHER
GIAMBRONE, ROBERT
GOWSKI, WILLIAM
GRANGER, DAVID A.
GRIESSMAN, KATRINA
GRUBELICH, ERIC J.
GST-EXEMPT TRUST (JOSEPH J. BERRY)
GUBA, TIMOTHY
HAGGARD, ROBERT
HANLEY, HAROLD T.

HANLEY, JOHN
HARRALSON, JEFFERSON
HAWKINS, WILLIAM
HEALEY, JR. JAMES
HEALEY, JR., JAMES T GRAT (2006)
HENNINGSON, WILLIAM A.
HERR, RICHARD A.
HEWES, CECILY
HITCHINGS, CHRISTOPHER
HOMPE, JOHN T.
HOWARD, JOHN N., JR.
HOWARD, STEPHEN
HUGHES, ROBERT
HUTCHINSON, ROBERT
HUTSTON, JAMES
JACHYM, PETER
JOHNSTONE, MARY
KAMPHAUS, MARK
KARAMANOS, GEORGE
KAVANAGH, BRIAN
KENT, STEVEN P.
KLEINMAN, MITCHELL B.
KONRAD, DAVID
KRASUTSKY, ALEXANDER
KREPPEIN, EDWARD
KURLAND, SETH
LAMBERT, JEAN-PIERRE
LEE, ROBERT
LIPPONEN, JUKKA I
LONG, PATRICK
MABRY, IV, JAMES C.
MACDONALD, MICHAEL
MARITAL TRUST (JOSEPH J. BERRY)

MATTALIANO, PAUL
MCCLOSKEY, JEFFREY
MCCORRY, PETER
MCJOYNT, PATRICIA A.
MCMAHEN, CRAIG R
MCMURCHY, KEVIN
MEENAN, KEVIN P.
MERDIAN, DIANE FAMILY TRUST
MICHAUD, THOMAS B.
MILLER, SETH C.
MOELLER, JOSEPH
MORENO, VASCO
MORGAN, J. TIMOTHY
MORRIS, EVAN
MURPHY, JOSEPH
NON-EXEMPT TRUST (JOSEPH J. BERRY)
NUCERA, BRYCE
O’BRIEN, EDWARD
O’BRIEN, MICHAEL T.
OLITSKY, DAVID
ORLANDO, LINDA
PATERSON, GREIG
PAWLAK, MARK
PENNY, JAMES B.
PLANER, JR., ROBERT G.
PLUNKETT, ROBERT
RAGAN, JOHN
RAMIREZ, MANUEL
RE, KATHERINE
REIDEL, DOUGLAS L.
ROBINS, JASON
ROGOZ, ROBERT
ROOT, GREGORY

ROTH, PETER
RUNCIMAN, ANGUS
RYBECK, DEAN W.
RYBECK, DEAN W GRAT (2006)
SAUNDERS, BENJAMIN H.
SAVITCH, ERIC
SCHULZ, STEPHEN
SCHUMAN, JEFFREY R.
SENCHAK, ANDREW M.
SHANAHAN, KENNETH
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SHEPPARD, ROBERT
SHEUMACK, NICHOLAS J.
SHOMO, IV, CHARLES E.
SLOANE, CHARLES
SMITH, DAVID
SMITH, LAUREN
SMITH, RICHARD
SPALLUTO, JOSEPH J.
SPINNER, KEVIN
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STAFFORD, NICHOLAS
STAPLETON, ROBERT
STEVENS, JAMES
THOMAS, MARK
TONGE, MATTHEW
ULLMAN, DONALD
VAN ETTEN, JUSTIN M.
VOORHEES, THOMAS
WASSMUNDT, FREDERICK
WEBBER, COURTNEY
WEBER, WILLIAM
WEINTRAUB, JAY M.

WENZEL, WILLAIM
WESTHELLE, TED
WHITESIDE, KEVIN J.
WILSON, MARK
WIRTH, PETER J.
WISHNER, JEFFREY
WOLFE, DERON
WONG, WALTER
WYNNE-GRIFFITH, RICHARD
ZANARDO, MARCELLO
ZIMRING, STACEY